Axos Financial, Inc. Reports Fiscal Year 2025 Results
Axos Achieves Net Loan Growth of $856 million in the June Quarter

LAS VEGAS, NV – (BUSINESS WIRE) – July 30, 2025 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the “Company”) today announced unaudited financial results for the fourth fiscal quarter ended June 30, 2025. Net income was $110.7 million and diluted earnings per share (“EPS”) was $1.92 for the quarter ended June 30, 2025. Net income for the quarter ended June 30, 2024 was $104.9 million and diluted EPS was $1.80. Adjusted earnings and adjusted earnings per diluted common share (“Adjusted EPS”), non-GAAP measures described further below, increased $5.1 million to $111.8 million and increased $0.11 to $1.94, respectively, for the quarter ended June 30, 2025, compared to $106.7 million and $1.83, respectively, for the quarter ended June 30, 2024.
Fourth Quarter Fiscal 2025 Financial Summary

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2025	2024	% Change
Net interest income	$280,161	$260,062	7.7%
Non-interest income	$41,285	$30,861	33.8%
Net income	$110,675	$104,872	5.5%
Adjusted earnings (Non-GAAP)[1]	$111,814	$106,727	4.8%
Diluted EPS	$1.92	$1.80	6.7%
Adjusted EPS (Non-GAAP)[1]	$1.94	$1.83	6.0%
[1] See “Use of Non-GAAP Financial Measures”
For the year ended June 30, 2025, net income was $432.9 million, a decrease of $17.1 million from net income of $450.0 million for the year ended June 30, 2024. Diluted EPS was $7.43 for the year ended June 30, 2025, a decrease of $0.23, or 3.0%, as compared to diluted EPS of $7.66 for the year ended June 30, 2024. The year ended June 30, 2024, included a one-time pre-tax gain of approximately $92.4 million, or $1.11 per diluted common share, related to the FDIC Loan Purchase. For the year ended June 30, 2025, adjusted earnings (a non-GAAP financial measure) increased $41.3 million or 10.4%, and Adjusted EPS (a non-GAAP financial measure) increased $0.76 per share or 11.3%.
“We grew loans by $856 million in the quarter ended June 30, 2025,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “We generated positive loan growth across several consumer and commercial lending categories, including asset-based lending, auto lending, equipment leasing, lender finance, and single-family mortgage. Our net interest margin remained strong at 4.84% for the three months ended June 30, 2025 compared to 4.78% in the prior quarter.”
“Net interest income and non-interest income increased by $4.7 million and $7.9 million, respectively, on a linked quarter basis,” said Derrick Walsh, Chief Financial Officer of Axos. “Our tax rate was approximately 29% for the quarter ended June 30, 2025, which includes the one-time non-cash deferred tax asset adjustment related to the change in California tax calculation methodology. Starting in the period ending September 30, 2025, we currently expect our effective tax rate to be reduced by three percentage points due to the change in California tax calculation methodology.”
Other Highlights
•Ending net loan balances were $21.0 billion at June 30, 2025, up 4% or 16% annualized from $20.2 billion at March 31, 2025
•Non-performing assets to total assets were 0.71% for the quarter ended June 30, 2025, down from 0.79% for the quarter ended March 31, 2025
•Net interest margin was 4.84% for the quarter ended June 30, 2025, compared to 4.78% for the quarter ended March 31, 2025

•Non-interest income was $41.3 million for the three months ended June 30, 2025, up 23.7% from $33.4 million for the quarter ended March 31, 2025
•Total deposits were $20.8 billion at June 30, 2025, an increase of $1.5 billion, or 7.6%, from $19.4 billion at June 30, 2024
•Added $214.7 million of net new assets under custody during the three months ended June 30, 2025
•Total capital to risk-weighted assets was 15.39% for the Company at June 30, 2025, up from 14.84% at June 30, 2024
•Book value per share increased to $47.46 at June 30, 2025, up 17.9% from $40.26 at June 30, 2024
Fourth Quarter Fiscal 2025 Income Statement Summary
Net income was $110.7 million and diluted EPS was $1.92 for the three months ended June 30, 2025, compared to net income of $104.9 million and diluted EPS of $1.80 for the three months ended June 30, 2024. Net interest income increased $20.1 million or 7.7% for the three months ended June 30, 2025, compared to the three months ended June 30, 2024, primarily due to lower rates paid on deposit balances.
The provision for credit losses was $15.0 million for the three months ended June 30, 2025, compared to $6.0 million for the three months ended June 30, 2024. The provision for credit losses for the three months ended June 30, 2025, was primarily driven by loan growth, as well as the quantitative impact of macroeconomic variables in the commercial real estate allowance for credit losses model.
Non-interest income increased to $41.3 million for the three months ended June 30, 2025, compared to $30.9 million for the three months ended June 30, 2024. The increase was primarily due to higher mortgage banking income, reflecting a $12.0 million gain recognized on a loan sale in the current quarter.
Non-interest expense, comprised of various operating expenses, increased $10.1 million to $150.7 million for the three months ended June 30, 2025 from $140.5 million for the three months ended June 30, 2024. The increase was primarily due to higher salaries and related costs and higher data and operational processing expense.
Balance Sheet Summary
Axos’ total assets increased by $1.9 billion, or 8.4%, to $24.8 billion, at June 30, 2025, from $22.9 billion at June 30, 2024, primarily attributable to an increase in loans. Total liabilities increased by $1.5 billion, or 7.5%, to $22.1 billion at June 30, 2025, from $20.6 billion at June 30, 2024, primarily attributable to higher deposit balances. Stockholders’ equity increased $390.1 million, or 17.0%, to $2.7 billion at June 30, 2025 from $2.3 billion at June 30, 2024, primarily due to net income of $432.9 million.
Conference Call
A conference call and webcast will be held on Wednesday, July 30, 2025, at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live, and both the webcast and the earnings supplement may be accessed at Axos’ website, investors.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until August 30, 2025, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13754509.
About Axos Financial, Inc. and Subsidiaries
Axos Financial, Inc., with approximately $24.8 billion in consolidated assets as of June 30, 2025, is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank provides consumer and business banking products nationwide through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division Axos Advisor Services), with approximately $39.4 billion of assets under custody and/or administration as of June 30, 2025, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index, among other indices. For more information on Axos Financial, Inc., please visit http://investors.axosfinancial.com.

Segment Reporting
The Company operates through two segments: the Banking Business Segment and the Securities Business Segment. In order to reconcile the two segments to the consolidated totals, the Company includes corporate activities and intercompany eliminations. Inter-segment transactions are eliminated in consolidation and primarily include non-interest income earned by the Securities Business Segment and non-interest expense incurred by the Banking Business Segment for cash sorting fees related to deposits sourced from Securities Business Segment customers.
The following tables present the operating results of the segments:

	For the Three Months Ended June 30, 2025
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$276,701	$7,215	$(3,755)	$280,161
Provision for credit losses	14,997	—	—	14,997
Non-interest income	22,226	29,621	(10,562)	41,285
Non-interest expense	122,369	29,942	(1,659)	150,652
Income before income taxes	$161,561	$6,894	$(12,658)	$155,797

	For the Three Months Ended June 30, 2024
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$256,543	$7,452	$(3,933)	$260,062
Provision for credit losses	6,000	—	—	6,000
Non-interest income	10,827	29,079	(9,045)	30,861
Non-interest expense	110,668	27,111	2,756	140,535
Income before income taxes	$150,702	$9,420	$(15,734)	$144,388

	For the Year Ended June 30, 2025
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$1,114,173	$28,431	$(14,832)	$1,127,772
Provision for credit losses	55,745	—	—	55,745
Non-interest income	46,430	119,138	(34,502)	131,066
Non-interest expense	473,545	114,627	1,526	589,698
Income before income taxes	$631,313	$32,942	$(50,860)	$613,395

	For the Year Ended June 30, 2024
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$950,832	$26,207	$(15,610)	$961,429
Provision for credit losses	32,500	—	—	32,500
Non-interest income	139,071	129,020	(45,431)	222,660
Non-interest expense	418,695	115,091	(17,678)	516,108
Income before income taxes	$638,708	$40,136	$(43,363)	$635,481

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this release includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this release enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related items (including amortization of intangible assets related to acquisitions) and other costs (unusual or non-recurring charges). Adjusted EPS, a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and Adjusted EPS provide useful information about Axos’ operating performance. We believe excluding the non-recurring acquisition-related costs and other costs provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest comparable GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	For the Three Months Ended June 30,		For the Year Ended June 30,
(Dollars in thousands, except per share data)	2025	2024	2025	2024
Net income	$110,675	$104,872	$432,908	$450,008
FDIC Loan Purchase - Gain on purchase	—	—	—	(92,397)
FDIC Loan Purchase - Provision for credit losses	—	—	—	4,648
Acquisition-related costs	1,604	2,554	7,408	10,843
Other costs[1]		—	(1,878)	—
Income tax effect	(465)	(699)	(1,627)	22,446
Adjusted earnings (Non-GAAP)	$111,814	$106,727	$436,811	$395,548

Average dilutive common shares outstanding	57,558,280	58,164,623	58,241,421	58,725,636

Diluted EPS	$1.92	$1.80	$7.43	$7.66
FDIC Loan Purchase - Gain on purchase	—	—	—	(1.57)
FDIC Loan Purchase - Provision for credit losses	—	—	—	0.08
Acquisition-related costs	0.03	0.04	0.13	0.18
Other costs[1]	—	—	(0.03)	—
Income tax effect	(0.01)	(0.01)	(0.03)	0.39
Adjusted EPS (Non-GAAP)	$1.94	$1.83	$7.50	$6.74
1 Other costs primarily reflects the payment of a legal judgment at an amount less than previously accrued.
We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus servicing rights, goodwill and other intangible assets. Tangible book value per common share is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity, the nearest comparable GAAP measure, to tangible book value per common share (non-GAAP) as of the dates indicated:

(Dollars in thousands, except per share amounts)	June 30, 2025	June 30, 2024	June 30, 2023
Common stockholders’ equity	$2,680,677	$2,290,596	$1,917,159
Less: servicing rights, carried at fair value	27,218	28,924	25,443
Less: goodwill and other intangible assets—net	134,502	141,769	152,149
Tangible common stockholders’ equity (Non-GAAP)	$2,518,957	$2,119,903	$1,739,567

Common shares outstanding at end of period	56,483,617	56,894,565	58,943,035

Book value per common share	$47.46	40.26	$32.53
Less: servicing rights, carried at fair value per common share	0.48	0.51	0.44
Less: goodwill and other intangible assets—net per common share	2.38	2.49	2.58
Tangible book value per common share (Non-GAAP)	$44.60	$37.26	$29.51

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ deposit balances and capital ratios, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises, the anticipated timing and financial performance of other offerings, initiatives, and acquisitions, expectations of the environment in which Axos operates and projections of future performance. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, monetary policy, inflation, tariffs, government regulation, general economic conditions, changes in the competitive marketplace, conditions in the real estate markets in which we operate, risks associated with credit quality, our ability to attract and retain deposits and access other sources of liquidity, and the outcome and effects of litigation and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2024, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All written and oral forward-looking statements made in connection with this press release, which are attributable to us or persons acting on Axos’ behalf are expressly qualified in their entirety by the foregoing information.

Investor Relations Contact:
Johnny Lai, CFA
SVP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	June 30, 2025	June 30, 2024	June 30, 2023
Selected Balance Sheet Data:
Total assets	$24,783,078	$22,855,334	$20,348,469
Loans—net of allowance for credit losses	21,049,610	19,231,385	16,456,728
Loans held for sale, carried at fair value	10,012	16,482	23,203
Allowance for credit losses	290,049	260,542	166,680
Trading securities	649	353	758
Available-for-sale securities	66,008	141,611	232,350
Securities borrowed	139,396	67,212	134,339
Customer, broker-dealer and clearing receivables	252,720	240,028	374,074
Total deposits	20,829,543	19,359,217	17,123,108
Advances from the Federal Home Loan Bank	60,000	90,000	90,000
Borrowings, subordinated notes and debentures	312,671	325,679	361,779
Securities loaned	139,426	74,177	159,832
Customer, broker-dealer and clearing payables	350,606	301,127	445,477
Total stockholders’ equity	$2,680,677	$2,290,596	$1,917,159

Common shares outstanding at end of period	56,483,617	56,894,565	58,943,035
Common shares issued at end of period	71,101,642	70,221,632	69,465,446

Per Common Share Data:
Book value per common share	$47.46	$40.26	$32.53
Tangible book value per common share (Non-GAAP)[1]	$44.60	$37.26	$29.51

Capital Ratios:
Equity to assets at end of period	10.82%	10.02%	9.42%
Axos Financial, Inc.:
Tier 1 leverage (to adjusted average assets)	10.72%	9.43%	8.96%
Common equity tier 1 capital (to risk-weighted assets)	12.51%	12.01%	10.94%
Tier 1 capital (to risk-weighted assets)	12.51%	12.01%	10.94%
Total capital (to risk-weighted assets)	15.39%	14.84%	13.82%
Axos Bank:
Tier 1 leverage (to adjusted average assets)	10.24%	9.74%	9.68%
Common equity tier 1 capital (to risk-weighted assets)	12.45%	12.74%	11.63%
Tier 1 capital (to risk-weighted assets)	12.45%	12.74%	11.63%
Total capital (to risk-weighted assets)	13.74%	13.81%	12.50%
Axos Clearing LLC:
Net capital	$86,996	$101,462	$35,221
Excess capital	$81,834	$96,654	$29,905
Net capital as a percentage of aggregate debit items	33.71%	42.21%	13.25%
Net capital in excess of 5% aggregate debit items	$74,091	$89,442	$21,930

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	As of or for the Three Months Ended		As of or for the Year Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2025	2024	2025	2024
Selected Income Statement Data:
Interest and dividend income	$442,413	$453,428	$1,815,465	$1,655,607
Interest expense	162,252	193,366	687,693	694,178
Net interest income	280,161	260,062	1,127,772	961,429
Provision for credit losses	14,997	6,000	55,745	32,500
Net interest income, after provision for credit losses	265,164	254,062	1,072,027	928,929
Non-interest income	41,285	30,861	131,066	222,660
Non-interest expense	150,652	140,535	589,698	516,108
Income before income taxes	155,797	144,388	613,395	635,481
Income tax expense	45,122	39,516	180,487	185,473
Net income	$110,675	$104,872	$432,908	$450,008

Weighted average number of common shares outstanding:
Basic	56,392,620	56,938,405	56,862,630	57,509,029
Diluted	57,558,280	58,164,623	58,241,421	58,725,636

Per Common Share Data:
Net income:
Basic	$1.96	$1.84	$7.61	$7.82
Diluted	$1.92	$1.80	$7.43	$7.66
Adjusted earnings per common share (Non-GAAP)[1]	$1.94	$1.83	$7.50	$6.74

Performance Ratios and Other Data:
Growth in loans held for investment, net	$855,980	$497,930	$1,818,225	$2,774,657
Loan originations for sale	42,487	52,574	199,845	197,305
Return on average assets	1.85%	1.81%	1.82%	2.08%
Return on average common stockholders’ equity	16.85%	18.81%	17.30%	21.64%
Interest rate spread[2]	3.97%	3.63%	3.97%	3.62%
Net interest margin[3]	4.84%	4.65%	4.90%	4.62%
Net interest margin[3] – Banking Business Segment	4.88%	4.68%	4.95%	4.68%
Efficiency ratio[4]	46.87%	48.31%	46.84%	43.59%
Efficiency ratio[4] – Banking Business Segment	40.94%	41.39%	40.80%	38.42%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.16%	0.05%	0.13%	0.05%
Non-accrual loans to total loans	0.79%	0.57%	0.79%	0.57%
Non-performing assets to total assets	0.71%	0.51%	0.71%	0.51%
Allowance for credit losses - loans to total loans held for investment	1.36%	1.34%	1.36%	1.34%
Allowance for credit losses - loans to non-accrual loans[5]	170.23%	229.84%	170.23%	229.84%
1     See “Use of Non-GAAP Financial Measures.”
2     Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
3    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
4    Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.
5 The decrease in the Allowance for credit losses - loans to nonaccrual loans is primarily attributable to the change in nonaccrual loans.